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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

FiberMark Durable Specialties, Inc.
FiberMark Filter and Technical Products, Inc.
FiberMark (HONG KONG) Limited
FiberMark Japan K.K.
FiberMark Office Products, LLC
FiberMark SARL
Thetapoenicis Beteiligungs GmbH
Zetaphoenicis Beteiligungs GmbH